Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brigham Exploration Company:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-56961, 333-70137, 333-135073, 333-135028, and 333-163501) and on Form S-3 (No. 333-161455) of Brigham Exploration Company of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Brigham Exploration Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Brigham Exploration Company.
(signed) KPMG LLP
Dallas, Texas
February 26, 2010